                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Lifeline Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                            LIFELINE SYSTEMS, INC.

                               ----------------

                           NOTICE OF ANNUAL MEETING
                                 June 17, 1999

To the Stockholders of
LIFELINE SYSTEMS, INC.:

  Notice is hereby given that the Annual Meeting of Stockholders of Lifeline Systems, Inc., a Massachusetts corporation (the "Company"), will be held on Thursday, June 17, 1999, at 10:00 A.M., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109, to consider and act upon the following matters:

  1. To elect two Class I Directors, each to hold office until the Annual Meeting of Stockholders in 2002 and until his or her successor is elected and qualified;

  2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year; and

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.

  This Notice and the accompanying proxy materials are being mailed to all holders of the Company's Common Stock. The close of business at 5:00 P.M., May 25, 1999 is the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The stock transfer books of the Company remain open.

                                          By Order of the Board of Directors,

                                          NORMAN B. ASHER, Clerk

Framingham, Massachusetts
June 3, 1999

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                            LIFELINE SYSTEMS, INC.
                              111 Lawrence Street
                           Framingham, MA 01702-8156

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 June 17, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lifeline Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. local time on Thursday, June 17, 1999 (the "Annual Meeting") at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, and at any adjournment or adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Clerk of the Company, by the submission of another signed proxy bearing a later date or by the stockholder's personal attendance at the meeting and voting by ballot.

  The Board of Directors has fixed May 25, 1999 as the record date for determining stockholders who are entitled to vote at the Annual Meeting. At the close of business on May 25, 1999, there were outstanding and entitled to vote 5,862,198 shares of the Common Stock, $.02 par value per share, of the Company. Each share is entitled to one vote.

  The Company's Annual Report and these proxy materials were first mailed to stockholders on or about June 3, 1999.

  The Company will, upon written request of any stockholder, provide without charge a copy of its annual report on Form 10-K, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission. Requests should be addressed to the Company in care of Corporate Secretary, 111 Lawrence Street, Framingham, MA 01702-8156.

Votes Required and Tabulation of Votes

  The holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

  The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting on the matter is required for the ratification of the approval of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the current year.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the matter being presented for stockholder approval at the Annual Meeting.

Beneficial Ownership of Common Stock

  The following table sets forth certain information, as of April 30, 1999 unless otherwise indicated, with respect to the beneficial ownership of the Company's common stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation," below, and (iv) all directors and executive officers of the Company as a group. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission that the named stockholders are direct or indirect beneficial owners of such shares. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed. The share amounts include those shares as to which the following persons had a right to acquire beneficial ownership by exercising stock options as of April 30, 1999, or within 60 days following that date: Mr. Feinstein, 266,673 shares, Mr. Reich, 31,629 shares, Mr. Loper, 40,135 shares, Mr. Hurley, 40,885 shares, Mr. Strange, 34,820 shares,
Ms. Bailis, 2,000 shares, Mr. Baldwin, 12,500 shares, Mr. Kasputys, 24,500 shares, Ms. Roberts, 13,000 shares and Dr. Vineyard, 24,500 shares. Also includes shares beneficially owned by certain executive officers through participation in the Company's 401(k) Plan, as to which shares those executive officers possess sole investment and voting power.

                                                        Stock     Percentage of
                                                     Beneficially  Common Stock
      Name of Beneficial Owner                          Owned     Outstanding(2)
      ------------------------                       ------------ --------------
      Western Resources, Inc. and affiliates(1).....  1,216,971        17.3%
       818 S. Kansas Ave.
       Topeka, KS 66612
      SAFECO Corporation(3).........................    745,450        12.7%
       4333 Brooklyn Ave. N.E.
       Seattle, WA 98185
      L. Dennis Shapiro(4)(13)......................    708,833        12.1%
       24 Essex Road
       Chestnut Hill, MA 02467
      Dawson-Samberg Capital Management, Inc.(5) ...    449,000         7.7%
       354 Pequot Ave.
       Southport, CT 06490
      Ronald Feinstein(6)(13).......................    462,205         7.5%
       c/o Lifeline Systems, Inc.
       111 Lawrence St.
       Framingham, MA 01702
      Goldman, Sachs & Co.(7).......................    305,700         5.2%
       85 Broad St.
       New York, NY 10004
      Richard M. Reich(8)(13).......................     69,590         1.2%
      Thomas E. Loper(9)(13)........................     49,274           *
      Dennis M. Hurley(10)(13)......................     50,280           *
      Donald G. Strange(13).........................     39,833           *
      Susan S. Bailis(13)...........................      2,000           *
      Everett N. Baldwin(11)(13)....................     31,500           *
      Joseph E. Kasputys, Ph.D.(13).................     36,650           *
      Gordon C. Vineyard, M.D.(13)..................     25,501           *
      Carolyn C. Roberts(13)........................     14,000           *
      All directors and officers as a group
       (13 persons)(12)(13).........................  1,563,621        24.4%

--------
  *Less than 1% of the outstanding stock

 (1) Represents holdings as of October 18, 1998 of Western Resources, Inc., Protection One, Inc. ("Protection One"), Westar Capital, Inc., Westar Security, Inc. (which are affiliated entities), John E. Mack, who is an executive officer of Protection One, and John W. Hesse (who was an executive officer of Protection One, as of October 18, 1998), based on a
     Schedule 13D filed with the Securities and Exchange Commission on October 29, 1998. The Company has entered into an Agreement and Plan of Contribution of Merger (the "Merger Agreement") with Protection One. If effected, the merger contemplated by the Merger Agreement (the "Merger") will result in the Company becoming a wholly-owned subsidiary of Protection One. According to its terms, either party may unilaterally terminate the Merger Agreement if the Merger is not effective by June 1, 1999. The holdings represented here include 983,271 shares (as to which these reporting persons disclaim beneficial ownership) which are subject to voting agreements (the "Voting Agreements") executed by certain stockholders of the Company and Protection One in connection with the Merger Agreement (defined below). Unless extended, the Voting Agreements terminate on June 1, 1999, or if earlier, upon the termination of the Merger Agreement.
 (2) Number of shares deemed outstanding includes 5,862,398 shares outstanding as of April 30, 1999, plus any shares subject to options held by the named person or entity that are currently exercisable or exercisable within 60 days after April 30, 1999.
 (3) Represents holdings as of December 31, 1998 based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 1999 by SAFECO Corporation. Includes the following shares, as to all of which SAFECO corporation disclaims beneficial ownership: 514,450 shares held by SAFECO Common Stock Trust, an investment company for which SAFECO Asset Management Company, a wholly owned subsidiary of SAFECO Corporation, acts as the investment advisor.
 (4) Includes the following shares as to all of which Mr. Shapiro disclaims beneficial ownership: 4,124 shares held by Mr. Shapiro as custodian for three children, over which he has sole voting and investment power; 35,312 shares held by Mr. Shapiro's wife; 12,360 shares held by Mr. Shapiro's wife as custodian for three children; 66,000 shares held by Mr. Shapiro's wife as co-trustee of three trusts for his children; and 17,062 shares held by Mr. Shapiro's children, over which he has shared voting and investment power.
 (5) Represents holdings as of December 31, 1998 based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1999 by Dawson-Samberg Capital Management, Inc.
 (6) Includes 16,000 shares held by Mr. Feinstein's children.
 (7) Represents holdings as of December 31, 1998 based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 1999 by Goldman Sachs & Co. Includes 196,200 shares as to which Goldman Sachs & Co. has shared voting power and 305,700 shares as to which Goldman Sachs & Co. has shared dispositive power.
 (8) Includes 32,500 shares owned by Mr. Reich jointly with his wife.
 (9) Includes 8,939 shares pledged to the Company to secure a $100,000 loan by the Company to Mr. Loper. See "Other Arrangements--Loans to Related Parties."
(10) Includes 1,700 shares beneficially owned by Mr. Hurley through an individual retirement account ("IRA"). Also includes 7,123 shares owned by Mr. Hurley jointly with his wife.
(11) Includes 7,000 shares held by the Everett N. Baldwin Revocable Trust of
     1997.
(12) Includes an aggregate of 546,499 shares subject to stock options that are currently exercisable or exercisable within 60 days after April 30, 1999. Also includes 17,684 shares beneficially owned by such persons through the 401(k) Plan as to which such persons possess sole investment and voting power.
(13) In connection with the Merger Agreement, each of the Company's officers and directors entered into a Voting Agreement with Protection One, in which they agree to vote their shares of the Company's Common Stock for the approval and adoption of the Merger Agreement and the Merger. Unless extended, the Voting Agreements expire on June 1, 1999 or, if earlier, upon the termination of the Merger Agreement.

1. ELECTION OF DIRECTORS

  The Company's Board of Directors is classified into three classes (designated Class I Directors, Class II Directors and Class III Directors), with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at the 1999 Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 2000 Annual Meeting of Stockholders and three Class III Directors, whose terms expire at the 2001 Annual Meeting of Stockholders.

  The persons named in the proxy will vote to elect as Class I Directors the two nominees named below unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Because the Board of Directors has fixed the number of Class I Directors at two members, the proxy may not be voted for more than two directors. If any of the nominees becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable. L. Dennis Shapiro and Everett N. Baldwin have served as members of the Board of Directors of the Company since 1978 and 1991, respectively. Both of the nominees will be elected to hold office until the Annual Meeting of Stockholders in 2002, and until his successor is elected and qualified.

  The following table sets forth the name of the nominees for election to the Board of Directors at the Annual Meeting, followed by the name of each other director who will continue in office after the Annual Meeting, and each such person's principal occupation and business experience during the past five years, his or her age and the year in which he or she became a director of the Company.

                   Name, Principal Occupation
                     and Business Experience                     First Became a
                   During the Past Five Years                Age    Director
                   --------------------------                --- --------------
      The two nominees for election as Class I Directors to
       serve until the Annual Meeting of Stockholders in
       2002

      L. DENNIS SHAPIRO                                       65      1978
       Mr. Shapiro has been Chairman of the Board since
       1978 and was Chief Executive Officer and Treasurer
       of the Company from 1978 through December 1988.* **

      EVERETT N. BALDWIN                                      66      1991
       Mr. Baldwin served as President and Chief Executive
       Officer of Welch Foods, Inc. from August 1982 to
       August 1995, and as a Director of Welch Foods, Inc.
       from August 1982 to December 1995. Mr. Baldwin
       retired from Welch Foods in 1995.*

      The two Class II Directors named below will continue in office until the Annual Meeting of Stockholders in 2000:

      RONALD FEINSTEIN                                        53      1985
       Mr. Feinstein has been President and Chief Executive
       Officer of the Company since January 1, 1993. In
       October 1992, Mr. Feinstein was appointed Chief
       Operating Officer and Executive Vice President of
       the Company.

      JOSEPH E. KASPUTYS, Ph.D.                               62      1985
       Dr. Kasputys has been Chairman, President and Chief
       Executive Officer of Primark Corporation, an
       international company primarily engaged in the
       information service business, since June 1987.** ***


                   Name, Principal Occupation
                     and Business Experience                     First Became a
                   During the Past Five Years                Age    Director
                   --------------------------                --- --------------
      The three Class III Directors named below will
       continue in office until the Annual Meeting of
       Stockholders in 2001:

      SUSAN S. BAILIS                                         53      1998
       Ms. Bailis has been co-chairman and co-chief
       executive officer of Solomont Bailis Ventures, a
       health care company, since May 1998. From October
       1997 to May 1998 she was President and Chief
       Executive Officer of the A.D.S. Group ("A.D.S."),
       owned by an affiliate of Genesis Health Ventures.
       From December 1996 to October 1997, Ms. Bailis held
       the positions of Senior Vice President of the
       Multicare Companies and President and Chief
       Executive Officer of A.D.S., at which time A.D.S.
       was a wholly owned subsidiary of the Multicare
       Companies. From 1986 to December 1996 Ms. Bailis was
       President of A.D.S.*
      CAROLYN C. ROBERTS                                      60      1994
       Ms. Roberts has been President and Chief Executive
       Officer of Copley Health Systems, Inc. since 1985.
       Since 1982, she has also been President and Chief
       Executive Officer of Copley Hospital, Inc. Ms.
       Roberts has served on the Board of Trustees of the
       American Hospital Association since 1990, was Chair
       of the Board in 1994 and, from 1991 to 1996, was a
       member of its Executive Committee. Ms. Roberts is
       currently a member of the Board of Commissioners of
       the Joint Commission for Accreditation of Health
       Care Organizations ("JCAHO").** ***

      GORDON C. VINEYARD, M.D.                                62      1985
       Dr. Vineyard has been Director of Surgical
       Specialties and Radiology and Surgeon-in-Chief of
       the Harvard Vanguard Medical Associates (formerly
       Harvard Pilgrim Health Care) since 1991. From 1980
       to 1991, he was its Chief of Surgery. He is also an
       Associate Clinical Professor of Surgery at the
       Harvard Medical School. Dr. Vineyard was a surgeon
       at Boston's Brigham and Women's Hospital from
       January 1972 through August 1995.*

--------
  * Member of Audit Committee
 ** Member of Compensation Committee
*** Member of Stock Option Plans Committee

Meetings of the Board of Directors

  The Company has an Audit Committee, which held two meetings during the fiscal year ended December 31, 1998. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, to review and approve any major accounting policy changes affecting the Company's operating results, to review the arrangements for and scope of the independent audit and the results of the audit, to review the scope of non-audit activities performed by the independent auditors and to assure that the auditors are in fact independent, and to establish and monitor policies to prohibit unethical, questionable or illegal activities by employees of the Company.

  The Company has a Compensation Committee, which held two meetings during the fiscal year ended December 31, 1998. The principal function performed by the Compensation Committee is to make recommendations to the Board of Directors as to compensation arrangements, including bonuses for senior management. The Company also has a Stock Option Plans Committee, which held two meetings during the fiscal year ended December 31, 1998. The principal function of the Stock Option Plans Committee is to grant stock options to employees of the Company and to otherwise administer the Company's stock option plans.

  The Company has no nominating committee of the Board of Directors or committee performing similar functions. The Board of Directors will consider nominees for director recommended by stockholders of the Company. The names of such nominees should be forward to the Corporate Secretary, Lifeline Systems, Inc., 111 Lawrence Street, Framingham, Massachusetts 01702, who will submit them to the Board of Directors for its consideration.

  During the fiscal year ended December 31, 1998, the Board of Directors of the Company held nine meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board on which they respectively served.

Directors' Compensation

  Each director who is not an executive officer received an annual retainer fee of $5,000 plus $750 for each Board meeting attended and $500 for each Committee meeting attended ($750 for each day during which a director attended both a Board and a Committee meeting). The Chairmen of the Audit Committee and the Compensation Committee each received an annual fee of $2,500 for their services in this capacity in addition to their regular annual retainer fee. Executive officers do not receive any additional remuneration for their services as directors. The Chairman of the Board, Mr. Shapiro, received an annual fee of $10,000 for his services as Chairman in addition to his regular annual retainer fee.

  The Company's 1991 Stock Option Plan (the "1991 Plan") provides that non-employee directors receive, on the sixth business day of each calendar year, options to purchase 3,000 shares of common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting one-third on the date of grant and one-third on each of the next two anniversary dates. Pursuant to this provision, on January 9, 1998, each of the then non-employee directors received options to purchase 3,000 shares of common stock at an exercise price of $22.75 per share (the fair market value on the date of grant). Ms. Bailis received options to purchase 3,000 shares of common stock on May 20, 1998 (the date of her election to the Board) at an exercise price of $19.875, the fair market value on such date. Pursuant to the terms of the Merger Agreement between Lifeline and Protection One, no options were granted to the non-employee directors in 1999.

Compensation Committee Interlocks and Insider Participation

  Messrs. Kasputys, Shapiro and Ms. Roberts served as members of the Compensation Committee during the Company's most recent fiscal year. Mr. Shapiro is the Chairman of the Board of Directors and previously served at various times as the Company's President, Chief Executive Officer and Treasurer.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Based solely on its review of copies of reports filed by Reporting Persons of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or written representations from certain Reporting Persons that no Form 5 filing was required for such person, the Company believes that during fiscal 1998 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

Executive Compensation

 Summary Compensation

  The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during the fiscal year ended December 31, 1998 who were serving as executive officers at December 31, 1998 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                  Annual Compensation                Long Term Compensation Awards
                         ----------------------------------------- ----------------------------------
                                                                     Securities
                                                                     Underlying
        Name and               Salary   Bonus       Other Annual      Options          All Other
   Principal Position    Year   ($)      ($)       Compensation($) Granted (#)(1) Compensation ($)(2)
   ------------------    ---- -------- --------    --------------- -------------- -------------------
Ronald Feinstein........ 1998 $254,992 $172,293(6)         --          20,000           $2,980
 President and Chief     1997  242,826      -- (3)         --          34,810(5)         2,657
 Executive Officer       1996  230,000  128,238(4)         --             --             1,718
Richard M. Reich........ 1998  153,833   65,906(6)         --           5,000            2,703
 Vice President,
  Technology             1997  146,750      -- (3)         --          12,411(5)         2,331
 and Advanced Services   1996  139,550   45,544(6)         --           7,000            1,436
Thomas E. Loper......... 1998  150,833   64,545(6)     $28,800(7)       5,000            2,691
 Vice President,         1997  145,333      -- (3)      24,000(7)      12,052(5)         2,278
 Customer Care           1996  136,750   47,450(6)      24,000(7)       7,500              427
Dennis M. Hurley........ 1998  143,000   61,229(6)         --           5,000            2,680
 Vice President, Finance 1997  136,917      -- (3)         --          11,978(5)         2,302
 and Chief Financial
  Officer                1996  130,417   41,311(6)         --           7,500            1,407
Donald G. Strange....... 1998  135,833   56,822(6)         --           5,000            2,662
 Vice President, Sales   1997  130,000      -- (3)         --          11,631(5)         2,287
 and Marketing           1996  114,062   37,116(6)         --           7,500            1,994

--------
(1) Reflects the grant of options to purchase common stock.

(2) Represents Company contributions to the Company's 401(k) Plan and Group Term Life Insurance Plan.

(3) For the year ended December 31, 1997, Mr. Feinstein, Mr. Reich, Mr. Loper, Mr. Hurley and Mr. Strange each elected to take stock options in lieu of a cash bonus. See column entitled "Securities Underlying Options Granted."

(4) Represents amounts paid under the Company's Executive Bonus Plan. Also includes $14,950 paid to Mr. Feinstein in 1996 as a special bonus pursuant to the terms of his employment agreement with the Company, which amount was based on the Company's pre-tax profit that year.

(5) Includes options to purchase 14,810, 6,411, 6,052, 5,978, and 5,631 shares under the 1994 Stock Option Plan in lieu of cash bonus for the year ended December 31, 1997 to each of Mr. Feinstein, Mr. Reich, Mr. Loper, Mr. Hurley, and Mr. Strange, respectively. The amount of cash bonus foregone in exchange for these options by Mr. Feinstein, Mr. Reich, Mr. Loper, Mr. Hurley and Mr. Strange was $79,181, $34,277, $32,354, $31,961 and $30,108,
    respectively. The number of options granted in lieu of cash bonus was determined using the Black-Scholes option pricing model, which accounts for certain variables such as fair market value of the option on the date of grant, stock price volatility, life of the option, and interest rates. The exercise price of these options was $24.00 per share, representing the fair market value of the underlying shares on the date of grant, February 13, 1998. These options became exercisable one-third immediately upon grant, with an additional one-third becoming exercisable on each of the next two anniversary dates.

(6) Represents amounts paid under the Company's Executive Bonus Plan.

(7) Represents an annual living allowance paid to Mr. Loper.

 Option Grants

  The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1998 to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           Potential
                                                                                          Realizable
                                                                                       Value at Assumed
                                                                                        Annual Rates of
                                                                                          Stock Price
                                                                                       Appreciation For
                                              Individual Grants                         Option Term(1)
                         ------------------------------------------------------------ -------------------
                           Securities    Percent of Total
                           Underlying    Options Granted
                         Options Granted to Employees in  Exercise or Base Expiration
Name                           (#)         Fiscal Year    Price ($/Share)     Date     5%($)     10%($)
----                     --------------- ---------------- ---------------- ---------- -------- ----------
Ronald Feinstein........    34,810(2)          24.5%           $24.00      02/13/2008 $525,404 $1,331,476
Richard M. Reich........    11,411(3)           8.0%            24.00      02/13/2008  172,232    436,469
Thomas E. Loper.........    11,052(3)           7.8%            24.00      02/13/2008  166,813    422,737
Dennis M. Hurley........    10,978(3)           7.7%            24.00      02/13/2008  165,696    419,907
Donald G. Strange.......    10,631(3)           7.5%            24.00      02/13/2008  160,459    406,634

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

(2) Includes options to purchase 20,000 shares which are exercisable in installments beginning 12 months after the date of grant, with one-third of the shares covered thereby becoming exercisable at that time and an additional one-third of the shares covered becoming exercisable on each of the next two anniversary dates. Under the terms of the Company's 1994 Stock Option Plan, the Stock Option Plans Committee retains discretion, subject to limits set forth in the plan, to modify the terms of outstanding options. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. Also includes options to purchase 14,810 shares granted on February 13, 1998 in lieu of cash bonus for the year ended December 31, 1997, at an exercise price of $24.00 per share. These options became exercisable immediately upon grant, with an additional one-third becoming exercisable on each of the next two anniversary dates.

(3) Exercisable in installments beginning 12 months after the date of grant with 20% of the shares covered thereby becoming exercisable at that time and an additional 20% of the shares covered becoming exercisable on each successive anniversary date. Under the terms of the Company's 1994 Stock Option Plan, the Stock Option Plans Committee retains discretion, subject to limits set forth in the plan, to modify the terms of outstanding options. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. Also includes options to purchase 6,411 shares, 6,052 shares, 5,978 shares and 5,631 shares granted to Mr. Reich, Mr. Loper, Mr. Hurley and Mr. Strange, respectively, all of which were granted on February 13, 1998 in lieu of cash bonus for the year ended December 31, 1997, at an exercise price of $24.00 per share. These options became exercisable immediately upon grant, with an additional one-third becoming exercisable on each of the next two anniversary dates.

 Option Exercises and Year-End Values

  The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended December 31, 1998 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1998:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                             Number of Securities
                          Shares            Underlying Unexercised   Value of Unexercised In-
                         Acquired              Options at Fiscal       The-Money Options at
                            on     Value          Year-End(#)          Fiscal Year-End($)(1)
                         Exercise Realized ------------------------- -------------------------
Name                       (#)      ($)    Exercisable/Unexercisable Exercisable/Unexercisable
----                     -------- -------- ------------------------- -------------------------
Ronald Feinstein........    --         --       248,404/43,206          $5,178,315/$149,332
Richard M. Reich........    --         --        19,704/30,207             283,642/ 353,824
Thomas E. Loper.........    --         --        34,418/37,134             447,593/ 374,379
Dennis M. Hurley........    --         --        24,193/45,285             393,316/ 622,690
Donald G. Strange.......  2,500   $213,437       20,577/31,054             355,408/ 376,342

--------
(1) Based on the fair market value of the common stock on December 31, 1998 (approximately $25.22), less the option exercise price.

Other Arrangements

 Feinstein Employment Agreement

  Pursuant to the terms of an employment agreement, as amended, effective as of August 27, 1992, Ronald Feinstein became the Executive Vice President and Chief Operating Officer of the Company on October 1, 1992, and the President and Chief Executive Officer on January 1, 1993. Mr. Feinstein receives a base salary of not less than $200,000 annually.

  Pursuant to the terms of Mr. Feinstein's employment agreement, Mr. Feinstein is eligible to receive a bonus equal to 40% of his base salary if the Company achieves the annual profit performance plan goals adopted by the Board of Directors and a bonus of greater than 40% of his base salary if the Company exceeds such goals. Pursuant to his employment agreement, Mr. Feinstein will continue to serve as a member of the Board of Directors during the period of his employment.

  Pursuant to his employment agreement, on August 27, 1992, Mr. Feinstein also received a nonstatutory stock option to purchase up to 150,000 shares of common stock at an exercise price of $3.00 per share (which represented the fair market value on the date of grant), vesting one-fifth on the date of grant and one-fifth on each of the next four anniversary dates. The original expiration date of this stock option was the fifth anniversary of the date of grant. On December 6, 1995, the Stock Option Plans Committee extended the exercise period of the option for an additional five years, so that the Option will expire on August 27, 2002. Pursuant to his employment agreement, Mr. Feinstein was also granted a stock option to purchase up to 100,000 shares of common stock at $3.00 per share (which represented the fair market value on the date of grant), subject to a vesting schedule that originally provided for vesting in three equal annual installments commencing April 15 in the year following the achievement of certain financial goals. On September 27, 1995, the Stock Option Plans Committee amended this option to provide for vesting on the earlier of the six-year anniversary of the date of grant or in three equal annual installments commencing April 15 in the year following the achievement of certain financial goals. On June 14, 1996, Mr. Feinstein's employment agreement was amended to provide for full vesting of this option in any event on August 27, 1998. The original expiration date of this option was six years from the date of grant, but on June 14, 1996 the Compensation Committee extended the exercise period of the option to seven years from the date of grant, so that the option will expire on August 27, 1999.

  Upon a change in control of the Company, both stock options described in the preceding paragraph would be accelerated and deemed to be vested. Upon termination by the Company of his employment as Chief Executive Officer and his membership on the Board of Directors, other than for cause, Mr. Feinstein will continue to receive his salary for 12 months. On June 14, 1996, Mr. Feinstein's employment agreement was amended to provide that in the event of a change in control of the Company following which Mr. Feinstein no longer serves as the Chief Executive Officer of the Company within the Boston, Massachusetts metropolitan area or as a director of the Company, Mr. Feinstein may terminate the employment agreement and be paid three times his salary and bonus for the preceding fiscal year (subject to downward adjustment for any excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended). The merger of the Company with a subsidiary of Protection One would constitute a change of control for purposes of this Agreement.

 Change of Control Agreements

  Each of the Company's executive officers, other than Mr. Feinstein, has entered into an agreement with the Company which provides that, if within 12 months of a change of control of the Company, such officer's employment is terminated without cause or the officer terminates his or her employment with the Company due to a significant change in responsibilities or condition of employment, then such officer would be entitled to receive a payment equal to one year's base salary then being paid to him or her. The merger of the Company with a subsidiary of Protection One would constitute a change of control for purposes of each of these Agreements.

 Loans to Related Parties

  On September 11, 1995, the Company sold to Mr. Thomas E. Loper, Vice President, Customer Care, 8,939 shares of the Company's common stock at a price of $11.188 per share (which represented the fair market value of the common stock on the date of issuance) for an aggregate price of $100,000. The Company loaned $100,000 to Mr. Loper for seven years at an annual interest rate of 6.3% pursuant to the terms of a promissory note (the "Loper Note"), which is secured by the common stock that Mr. Loper purchased. The Loper Note will accelerate and become immediately due and payable within 90 days of termination of Mr. Loper's employment for any reason. As of April 30, 1999, $100,000 was outstanding on the Loper Note.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of (i) the Center for Research in Security Prices ("CRSP") Total Return Index for the Nasdaq National Market (U.S. Companies) (the "Nasdaq Composite Index") and (ii) the CRSP Total Return Index for Nasdaq Health Services Stocks ("Nasdaq Health Services Stocks"). This graph assumes the investment of $100 on December 31, 1993 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Health Services Stocks and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 31, 1993, 1994, 1995, 1996, 1997 and 1998.

                             [GRAPH APPEARS HERE]

                                                    December 31,
                                  --------------------------------------------
                                  1993    1994    1995    1996    1997    1998
                                  ----    ----    ----    ----    ----    ----
Lifeline Systems, Inc. ........ $100.00 $118.40 $255.30 $368.40 $528.90 $526.30
Nasdaq Composite Index.........  100.00   97.80  130.30  170.00  208.30  293.50
Nasdaq Health Services Stocks..  100.00  107.30  136.10  135.90  138.50  117.30

                     REPORT OF THE COMPENSATION COMMITTEE

Overview and Philosophy

  The Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors and is responsible for the development and administration of the Company's executive compensation policies and programs, subject to the review and approval of the entire Board. The Committee reviews and recommends to the Board for its approval the salaries and incentive compensation of the executive officers of the Company. The Company also has a Stock Option Plans Committee, which grants stock options to executives and other key employees of the Company and otherwise administers the Company's stock option plans.

  The objectives of the Company's executive compensation program are as follows:

  . support the achievement of strategic goals and objectives of the Company

  . attract and retain key executives critical to the long-term success of the Company

  . align the executive officers' interests with the success of the Company

Compensation Program

  The Company's executive compensation program consists of three principal elements: base salary, annual incentive compensation in the form of cash or stock options and long-term incentive compensation in the form of stock options. Generally, the Company's objective is to pay base compensation which is comparable to the fiftieth percentile total compensation package offered to officers in similar positions at comparable companies, and to pay total compensation, including annual bonuses and long-term incentives such as stock options, comparable to the seventy-fifth percentile total compensation package offered to officers in similar positions at comparable companies.

  The Company's annual bonus plan is designed to create incentives for meeting pre-tax profit goals. The Committee establishes a target bonus amount, which would be paid out in full in the event that the Company achieves an established pre-tax profit level, and which would be paid out to a lesser or greater extent in the event that the goals are not met or are surpassed. No annual bonus is paid if the Company's pre-tax profit falls below a minimum level established by the Committee. Prior to 1997, the annual bonus was payable in cash. Beginning with the year ended December 31, 1997, in order to further align the executives' interests with those of the stockholders, the Compensation Committee approved a change to the annual bonus plan pursuant to which officers are able to elect to receive stock options in lieu of a cash bonus. The number of such options is determined by a formula based on the cash bonus each officer would have received, a Black-Scholes option valuation model as of the grant date, and consideration of the risk associated with trading stock options for cash.

  Long-term incentives for executive officers and key managers are provided through stock options. The objectives of this program are to align executive and stockholder long-term interest by creating a strong and direct link between executive compensation and stockholder return.

  Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases. In selecting executives eligible to receive option grants and determining the amount of such grants (other than options granted under the annual bonus plan), the Committee evaluates a variety of factors, including (i) the job level of the executive, (ii) option grants awarded by competitors to executives at a comparable job level, and
(iii) past, current and prospective service to the Company rendered, or to be rendered, by the executive. During 1998, the Committee granted non-qualified options which vest (except for certain options granted to the Chief Executive Officer as described below) in five equal installments commencing on the first anniversary date of the grant.

  The Compensation Committee periodically reviews all elements of officer compensation with independent experts retained by the Company for this purpose. Such a review was conducted during 1998 to help ensure that compensation levels are appropriate.

Chief Executive Officer's 1998 Compensation

  For the year ended December 31, 1998, the Company's President and Chief Executive Officer, Ronald Feinstein, received a base salary of $254,992 and a bonus of $172,293. For the year ended December 31, 1998, Mr. Feinstein also received options to purchase 20,000 shares which become exercisable in installments beginning 12 months after the date of grant, with one-third becoming exercisable at that time and an additional one-third becoming exercisable on each successive anniversary date. Mr. Feinstein's 1993 base salary had been initially established as $200,000 pursuant to his employment agreement with the Company. His salary is reviewed each year by the Compensation Committee, and was adjusted by the Compensation Committee to $269,856 effective March 1, 1998, based on the Company's performance in 1997, a review of salary data for chief executive officers of comparable companies, at both the fiftieth and seventy-fifth percentile, and Mr. Feinstein's performance and the scope of his responsibilities. Mr. Feinstein is generally compensated on the same basis as the other executive officers of the Company, including a combination of base salary, bonus plan payments and stock options.

Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. The Company does not believe that Section 162(m) will generally have an effect on the Company, because of the current and expected compensation levels of its officers. However, the Committee intends to periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of its executive officer compensation (including its stock plans) to comply with certain exemptions provided in Section 162(m). To meet the requirements of Section 162(m), the Board has established the Stock Option Plans Committee to administer all of the Company's stock option plans.

                                          Compensation Committee

                                          Joseph E. Kasputys, Ph.D., Chairman*
                                          Carolyn C. Roberts*
                                          L. Dennis Shapiro
                                          --------
                                          * Member of the Stock Option Plans
                                             Committee

                 2. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

  Subject to ratification by the stockholders, the Board of Directors has selected the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent accountants of the Company for the Company's 1999 fiscal year. Although stockholder approval of the Board of Directors' selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give the stockholders an opportunity to ratify this selection. If this proposal is not approved, the Board of Directors will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from stockholders.

                               3. OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

Deadline for Submission of Stockholder Proposals

  Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for inclusion in the Company's proxy materials for its 2000 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company at the principal offices of the Company no later than February 4, 2000. Written notice of proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act for consideration at the 2000 Annual Meeting must be received on or before April 19, 2000, in order to be considered timely for purposes of Rule 14a-4 under the Exchange Act.

                                          By Order of the Board of Directors,

                                          Norman B. Asher, Clerk

Framingham, Massachusetts
June 3, 1999

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.
                                                                    LLSCM-PS-99

[ X ] PLEASE MARK VOTES
      AS IN THIS EXAMPLE

------------------------------------
     LIFELINE SYSTEMS, INC.
------------------------------------


Mark box at right if an address change or comment has [_] been noted on the reverse side of this card.

CONTROL NUMBER:
RECORD DATE SHARES:








                                             ----------------------------
Please be sure to sign and date this Proxy.   Date
-------------------------------------------------------------------------



------------ Stockholder sign here ------------ Co-owner sign here ------






UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN
        FAVOR OF THE PROPOSALS SET FORTH HEREON.

       A VOTE "FOR" THE PROPOSALS IS RECOMMENDED
              BY THE BOARD OF DIRECTORS.

1. To elect two Class I Directors, each to hold office until the Annual Meeting of Stockholders in 2002 and until their successors are elected and qualified.

                                              For       With-    For All
                                                        hold     Except

           L. Dennis Shapiro                  [  ]      [  ]      [  ]
           Everett N. Baldwin

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and write that nominee's name on the line below.

---------------------------------------------------------------

                                                     For      Against    Abstain
                                                     [  ]       [  ]      [  ]
2. To ratify the selection of PricewaterhouseCoopers
   LLP as the Company's independent accountants for 1999.


3. To transact such other business as may properly come before the meeting or any adjournments of the meeting.



DETACH CARD                                                          DETACH CARD


                            LIFELINE SYSTEMS, INC.


Dear Stockholder,

Please take note of the important information enclosed with this Proxy, which requires your immediate attention.

Your vote on these matters counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return it in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on June 17, 1999.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Lifeline Systems, Inc.

                            LIFELINE SYSTEMS, INC.

             111 LAWRENCE STREET, FRAMINGHAM, MASSACHUSETTS 01702

                        ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Those signing on the reverse side, revoking all prior proxies, hereby appoint Ronald Feinstein and Norman B. Asher, and each of them, with full power of substitution, as proxies, to represent and to vote as designated hereon, all shares of stock of Lifeline Systems, Inc. which those signing on the reverse side would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on June 17, 1999 at 10:00 a.m., local time, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDERS.

--------------------------------------------------------------------------------
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                            POSTAGE-PAID ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person and state title.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                          DO YOU HAVE ANY COMMENTS?

---------------------------                        -----------------------------

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